Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Beth Johnson	904-357-9136

RAYONIER ADVANCED MATERIALS REPORTS FOURTH QUARTER
AND FULL YEAR 2014 RESULTS
•Pro forma EBITDA for the year was $267 million, in line with guidance

•	Adjusted free cash flow for the second half of 2014 was $61 million

•	Net debt reduced to $880 million from $930 million at time of separation

•	Company announces $40 million in cost cutting initiatives for 2015

•	2015 EBITDA expected to be $200 million to $220 million
JACKSONVILLE, Fla. - Jan. 28, 2015 - Rayonier Advanced Materials Inc. (NYSE:RYAM) today reported a net loss for the fourth quarter ended December 31, 2014 of $23 million, or $(0.55) per share. Excluding environmental, separation and legal costs, fourth quarter pro forma net income was $26 million, or $0.61 per share, compared to $53 million, or $1.25 per share, in the prior year period (see Environmental Reserves Adjustment section below).
For the full year, the Company reported net income of $32 million, or $0.75 per share. Excluding environmental, separation and legal costs, full year pro forma net income was $106 million, or $2.51 per share, compared to $205 million, or $4.86 per share, in 2013.
“As expected, market conditions remained challenging in the fourth quarter of 2014,” said Paul Boynton, Chairman, President and Chief Executive Officer. “Throughout the year, cellulose specialties markets were oversupplied and global demand decelerated. To offset some of the impact from the resulting lower prices, we focused our efforts on reducing costs and improving our operating efficiencies. Consequently, in spite of experiencing higher than anticipated costs in the second half of the year, we were able to achieve the full year guidance provided in July.”
Fourth Quarter and Full Year Results
In the fourth quarter of 2014, sales were $248 million compared to $282 million in the prior year period. The $34 million decline was primarily due to lower cellulose specialties sales prices.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

The Company incurred an operating loss of $28 million for the fourth quarter. Excluding environmental, separation and legal costs, pro forma operating income was $47 million, $26 million below fourth quarter 2013 pro forma results of $73 million, largely due to lower cellulose specialties prices.
For the full year, sales were $958 million in 2014 and $1,047 million in 2013. The $89 million decrease is primarily due to an 8 percent decline in cellulose specialties prices. Cellulose specialties volumes of 479,000 tons were comparable to 2013 volumes of 486,000 with the difference due to the timing of customer receipt of shipments.
Full year operating income was $63 million and $289 million for 2014 and 2013, respectively. Excluding environmental, separation and legal costs, pro forma operating income was $181 million and $295 million for 2014 and 2013, respectively. The decline was primarily due to lower cellulose specialties prices and higher input costs.
Interest Expense, Net
Interest expense, net of interest income, was $10 million for fourth quarter and $22 million for full year 2014 reflecting the debt issued to effect the separation.
Income Tax Expense
The fourth quarter tax benefit reflects the Company’s loss before income taxes which is primarily due to the environmental reserves adjustment. The full year effective tax rate was 21.8 percent. It was below the federal rate of 35 percent primarily due to the benefit of domestic manufacturing tax deductions and the reversal of a tax reserve related to the cellulosic biofuel producer credit.
Cash Flow and Liquidity
Since the separation, the Company generated $61 million of adjusted free cash flow and reduced net debt by $50 million. The Company ended the year with $288 million of liquidity including $222 million available under its revolving credit facility after taking into account outstanding letters of credit.
Outlook
The Company expects the 2015 cellulose specialties market to face a combination of industry oversupply and weaker end-market demand. The Company’s cellulose specialties volumes in 2015 are forecasted to be comparable to the last couple years with prices 7 to 8 percent below 2014. Despite the difficult environment and aggressive pricing offered by competitors, the Company maintained its volume and increased its share of customers’ requirements. This success is largely due to the Company’s differentiated, high-quality product and long-term customer relationships. The Company expects to generate pro forma EBITDA between $200 million and $220 million in 2015.
“We are actively responding to unfavorable market conditions by implementing actions that will lower our cost position, enhance cash flows and improve overall competitiveness,” said Boynton. “These actions include $40 million in cost savings initiatives, a $15 million improvement to working capital, accelerating continuous

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

improvement initiatives and leveraging manufacturing productivity programs. In addition, we will focus on maintaining ample financial flexibility to capitalize on internal growth and productivity opportunities.
“We have set forth aggressive initiatives and have put in place a management team with the energy and expertise required to achieve the necessary results. And when the markets do improve, we will not only be the leader, but the clear winner, in the cellulose specialties arena,” said Boynton.
Environmental Reserves Adjustment
The Company maintains reserves for environmental liabilities associated with its disposed operations relating to former dissolving wood pulp mills and wood treating sites. The reserves are largely based on internal and third-party information relating to the nature and severity of the conditions, the interpretation of applicable laws and regulations, projected outcomes of negotiations to determine appropriate remedial actions and the associated estimated costs.
In the fourth quarter of 2014, the Company’s environmental reserves for the assessment, remediation and long-term monitoring and maintenance of its disposed operations were increased by $69 million, and the related property values were reduced by $7 million.  This reflects an increase to the Company’s estimates of required spending over the next 20 years for these sites.
Nearly 80 percent of the increase is related to four sites for which, in the fourth quarter, remediation plans were legally required or whose previous plans changed meaningfully due to commercial and/or legal reasons.  The remaining change to the reserve was spread over an additional 13 sites based upon the Company’s update of estimated costs for ongoing remediation, monitoring and maintenance over the next 20 years on an undiscounted basis. To put this in perspective, the changes represent an average increase in costs of approximately $50,000 per site per year.
The site of its former pulp mill in Port Angeles, WA required the largest adjustment, accounting for $33 million, or 48 percent, of the increase to the reserves. In February of 2015, the Company is required to submit a feasibility study for remediation of this site, the only such study of its kind required to be submitted since the facility closed in 1996. In preparing for submission of this study, it was determined that the previous preferred industrial reuse strategy was no longer viable and therefore, the remediation plan had to be revised and expanded, meaningfully increasing the estimated costs for the project.
The Company believes that its reserves represent the best estimate at this time of the costs required to clean up the identified sites. Although the adjustment to the reserves is significant, the associated spend will be spread over 20 years. These changes are not anticipated to have a material impact on the Company’s cash flows in 2015. (Please refer to the 2014 Form 10-K for further disclosure relating to environmental liabilities.)

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Conference Call Information
A conference call will be held on Wednesday, Jan. 28, 2015 at 10 a.m. EST to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonieram.com. Investors may also choose to access the conference call by dialing (800) 857-7003, password: Rayonier Advanced Materials. A replay of this webcast will be available on the Company’s website shortly after the call.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities can produce up to 675,000 metric tons of cellulose specialties products for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate; customer concentration and cellulose specialties product prices; raw material and energy prices; international operations; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; litigation with the Altamaha Riverkeeper relating to our permitted Jesup, Georgia effluent discharge; the effect of current and future environmental laws and regulations; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; transportation-related costs and availability; the failure to attract and retain key personnel; the failure to develop new ideas and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; product liability claims; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

from Rayonier Inc.; our debt obligations; and uncertainties relating to general economic, political, business, industry, regulatory and market conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

RAYONIER ADVANCED MATERIALS INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2014 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 27,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
NET SALES
Cellulose specialties	213.8	222.6	249.9	843.5	929.9
Commodity products and other	34.2	31.1	31.8	114.2	116.7
Total net sales	$248.0	$253.7	$281.7	$957.7	$1,046.6
COST OF SALES	187.0	198.0	198.2	734.0	714.0
GROSS MARGIN	61.0	55.7	83.5	223.7	332.6
Selling and general expenses	13.2	9.5	8.9	40.0	35.8
Other operating expense, net (a)	76.1	4.5	4.4	120.7	8.2
OPERATING (LOSS) INCOME	(28.3)	41.7	70.2	63.0	288.6
Interest and other (expense) income, net	(9.8)	(9.6)	—	(22.5)	0.3
(LOSS) INCOME BEFORE INCOME TAXES	(38.1)	32.1	70.2	40.5	288.9
Income tax benefit (expense) (b)	14.8	(12.7)	(19.4)	(8.8)	(69.1)
NET (LOSS) INCOME	(23.3)	19.4	50.8	31.7	219.8
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE	$(0.55)	$0.46	$1.20	$0.75	$5.21
DILUTED EARNINGS PER SHARE	$(0.55)	$0.46	$1.20	$0.75	$5.21

Pro forma net income per share (c)	$0.61	$0.53	$1.25	$2.51	$4.86

Weighted Average Common
Shares used for determining (d)
Basic EPS	42,185,223	42,167,014	42,176,565	42,166,629	42,176,565
Diluted EPS	42,185,223	42,247,970	42,176,565	42,239,682	42,176,565
(a) Other expenses primarily consist of environmental, one-time separation and legal costs.
(b) Income tax expense for the year ended December 31, 2014 includes a $4.8 million tax benefit from the reversal of reserve related to the taxability of the CBPC. Income tax expense for the year ended December 31, 2013 includes a $19 million tax benefit from the exchange of the AFMC for the CBPC.
(c) Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.
(d) On June 27, 2014, 42,176,565 shares of our common stock were distributed to Rayonier Inc. stockholders in conjunction with the separation. For comparative purposes, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation in the calculation of Basic Earnings Per Share.

A

RAYONIER ADVANCED MATERIALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2014 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$66.0	$—
Other current assets	254.0	246.1
Property, plant and equipment, net	843.4	846.3
Other assets	141.3	27.9
	$1,304.7	$1,120.3
Liabilities and Stockholders’ (Deficit) Equity
Current maturities of long-term debt	$8.4	$—
Other current liabilities	123.0	79.8
Long-term debt	936.4	—
Non-current liabilities for disposed operations	149.5	—
Other non-current liabilities	151.2	72.2
Total stockholders’ (deficit) equity	(63.8)	968.3
	$1,304.7	$1,120.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2014 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2014	2013
Cash provided by operating activities:
Net income	$31.7	$219.8
Depreciation and amortization	85.6	74.4
Increase in liabilities for disposed operations	88.5	—
Disposed operations impairment charge	7.2	—
Other items to reconcile net income to cash provided by operating activities	(13.7)	(14.9)
Changes in working capital and other assets and liabilities	(11.5)	(21.3)
	187.8	258.0
Cash used for investing activities:
Capital expenditures	(74.8)	(96.0)
Jesup plant cellulose specialties expansion	—	(141.1)
Other	(15.7)	(13.5)
	(90.5)	(250.6)
Cash used for financing activities:
Changes in debt, net of issuance costs	930.4	—
Dividends paid	(5.9)	—
Proceeds from the issuance of common stock	0.6	—
Excess tax benefits on stock-based compensation	0.3	—
Common stock repurchased	(0.1)	—
Net payments to Parent	(956.6)	(7.4)
	(31.3)	(7.4)
Cash and cash equivalents:
Change in cash and cash equivalents	66.0	—
Balance, beginning of year	—	—
Balance, end of period	$66.0	$—

B

RAYONIER ADVANCED MATERIALS INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2014 (unaudited)
(millions of dollars except per share information)

EBITDA (a):

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net (loss) income	$(23.3)	$50.8	$31.7	$219.8
Depreciation and amortization	23.5	23.3	85.6	74.4
Interest, net	9.7	—	22.3	(0.3)
Income tax (benefit) expense	(14.8)	19.4	8.8	69.1
EBITDA	$(4.9)	$93.5	$148.4	$363.0

One-time separation and legal costs	2.2	3.2	44.1	6.0
Environmental reserve and impairment adjustments	75.6	—	77.1	—
Insurance settlement	(2.9)	—	(2.9)	—
Pro forma EBITDA	$70.0	$96.7	$266.7	$369.0
Corporate costs	9.7	4.1	23.9	16.6
Segment EBITDA	$79.7	$100.8	$290.6	$385.6

ADJUSTED FREE CASH FLOW (b):

	Year Ended
	December 31, 2014	December 31, 2013
Cash provided by operating activities	$187.8	$258.0
Capital expenditures (c)	(74.8)	(96.0)
Tax benefit due to exchange of AFMC for CBPC	—	(19.0)
Adjusted Free Cash Flow	$113.0	$143.0
(a) Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro Forma EBITDA is defined as EBITDA adjusted for one-time separation and legal costs, environmental reserve and impairment adjustments, and insurance settlement. Segment EBITDA is defined as EBITDA before one-time separation and legal costs, environmental reserve and impairment adjustments, insurance settlement, and corporate costs.
(b) Adjusted Free Cash Flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital and subsequent tax benefits to exchange the AFMC for the CBPC. Adjusted Free Cash Flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common stock, debt reduction and strategic acquisitions. Adjusted Free Cash Flow is not necessarily indicative of the Adjusted Free Cash Flow that may be generated in future periods.
(c) Capital expenditures exclude strategic capital. For the year ended December 31, 2014, strategic capital totaled $12.7 million for the purchase of timber deeds and $1.5 million for land purchased. For the year ended December 31, 2013, strategic capital totaled $141.1 million for the Jesup plant cellulose specialties expansion.

C

RAYONIER ADVANCED MATERIALS INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES (Continued)
December 31, 2014 (unaudited)
(millions of dollars except per share information)

PRO FORMA OPERATING INCOME AND NET INCOME (a):

	Three Months Ended						Year Ended
	December 31, 2014		September 27, 2014		December 31, 2013		December 31, 2014		December 31, 2013
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating (loss) income	$(28.3)		$41.7		$70.2		$63.0		$288.6
One-time separation and legal costs	2.2		2.8		3.2		44.1		6.0
Environmental reserve and impairment adjustments	75.6		1.5		—		77.1		—
Insurance settlement	(2.9)		—		—		(2.9)		—
Pro forma operating income	$46.6		$46.0		$73.4		$181.3		$294.6

Net (loss) income	$(23.3)	$(0.55)	$19.4	$0.46	$50.8	$1.20	$31.7	$0.75	$219.8	$5.21
One-time separation and legal costs, net of tax	1.6	0.04	2.0	0.04	2.1	0.05	30.6	0.73	4.0	0.10
Environmental reserve and impairment adjustments, net of tax	49.3	1.17	1.0	0.03	—	—	50.3	1.19	—	—
Insurance settlement, net of tax	(2.0)	(0.05)	—	—	—	—	(2.0)	(0.05)	—	—
Reversal of reserve related to the taxability of the CBPC	—	—	—	—	—	—	(4.8)	(0.11)	—	—
Tax benefit due to exchange of AFMC for CBPC	—	—	—	—	—	—	—	—	(19.0)	(0.45)
Pro forma net income	$25.6	$0.61	$22.4	$0.53	$52.9	$1.25	$105.8	$2.51	$204.8	$4.86
(a) Pro Forma Operating Income is defined as operating income adjusted for one-time separation and legal costs, environmental reserve and impairment adjustments, and insurance settlement. Pro Forma Net Income is defined as net income adjusted net of tax for one-time separation and legal costs, environmental reserve and impairment adjustments, and insurance settlement and for tax benefits from the reversal of reserve related to the taxability of the CBPC and the subsequent tax benefits to exchange the AFMC for the CBPC.

D